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                                                                 EXHIBIT (a)(5)
                           [PRIMARK CORPORATION LOGO]

                        OFFER TO PURCHASE FOR CASH UP TO
                      4,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $41.50
                         NOR LESS THAN $34.00 PER SHARE

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
          EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,
                  JUNE 17, 1998, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated May 20, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") setting forth an offer by Primark Corporation, a Michigan corporation (the "Company"), to purchase up to 4,000,000 shares of its common stock, without par value (the "Shares") (including the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 29, 1997 between the Company and BankBoston, N.A., as the Rights Agent), at prices not greater than $41.50 nor less than $34.00 per Share, net to the seller in cash, specified by tendering shareholders, upon the terms and subject to the conditions of the Offer. Unless the context otherwise requires, all references to Shares shall include the associated Rights. Also enclosed herewith is certain other material related to the Offer, including a letter to shareholders from Joseph E. Kasputys, Chairman, President and Chief Executive Officer of the Company.

     The Company will determine a single per Share price (not greater than $41.50 nor less than $34.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to purchase 4,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $41.50 nor less than $34.00 per Share) validly tendered and not withdrawn pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration. See Section 1 of the Offer to Purchase.

     A tender of Shares pursuant to the Offer will include a tender of the associated Rights. No separate consideration will be paid for such Rights. For a description of the Rights, see Section 7 of the Offer to Purchase.

     WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. AS SUCH, A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is invited to the following:

          1. You may tender Shares at either the price determined by you (in multiples of $.125), not greater than $41.50 nor less than $34.00 per Share, or the price determined by the "Dutch Auction" tender process as indicated in the attached instruction form, net to you in cash. You should mark the box entitled, "Shares Tendered at Price Determined by Dutch Auction" if you are willing to accept the Purchase Price resulting from the Dutch Auction tender process. This could result in your receiving the minimum price of $34.00 per Share.

          2. The Offer is for up to 4,000,000 Shares, constituting approximately 14.75% of the total Shares outstanding as of May 15, 1998. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase including obtaining a bank waiver under the Company's Credit Agreement (as defined in the Offer to Purchase) if the cost of the Offer exceeds $150 million.

          3. The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, June 17, 1998, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf.

          4. As described in the Offer to Purchase, if more than 4,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will purchase Shares in the following order of priority:

             (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any shareholder who owned beneficially, as of the close of business on May 19, 1998, and who continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP (each as defined in the Offer to Purchase), but including Shares attributable to individual accounts under the Stock Purchase Plan (as defined in the Offer to Purchase)) who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and

             (ii) after purchase of all the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis. See Section 1 of the Offer to Purchase for a discussion of proration.

          5. Tendering shareholders will not be obligated to pay any brokerage commissions or solicitation fees on the Company's purchase of Shares in the Offer. Any stock transfer taxes applicable to the purchase of Shares by the Company pursuant to the Offer will be paid by the Company, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

          6. If you wish to tender portions of your Shares at different prices you must complete a separate Instruction Form for each price at which you wish to tender each portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept.

          7. If you owned beneficially, as of the close of business on May 19, 1998, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (excluding Shares attributable to individual accounts under the Savings Plan and the PSSOP, but including Shares attributable to individual accounts under the Stock Purchase Plan (as defined in the Offer to Purchase)), and you instruct us to tender at or below the Purchase Price on your behalf all such Shares prior to the Expiration Date and check the box captioned "Odd Lots" in the Instruction Form, all such Shares will be accepted for purchase before proration, if any, of the purchase of other tendered Shares.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE

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

COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     If you wish to have us tender any or all of your Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase, please so instruct us by completing, executing and returning to us the attached Instruction Form. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is being made to all holders of Shares. The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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

                                INSTRUCTION FORM

                   WITH RESPECT TO OFFER TO PURCHASE FOR CASH
                     UP TO 4,000,000 SHARES OF COMMON STOCK
                                       OF
                              PRIMARK CORPORATION
                  AT A PURCHASE PRICE NOT GREATER THAN $41.50
                         NOR LESS THAN $34.00 PER SHARE

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 20, 1998, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by Primark Corporation (the "Company") to purchase up to 4,000,000 shares of its common stock, without par value (the "Shares"), at prices not greater than $41.50 nor less than $34.00 per Share, net to the undersigned in cash, specified by the undersigned, upon the terms and subject to the terms and conditions of the Offer.

     The undersigned further acknowledge(s) that a tender of Shares pursuant to the Offer will include a tender of the associated common stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of May 29, 1997 between the Company and BankBoston, N.A., as the Rights Agent, and that no separate consideration will be paid for such Rights. For a description of the Rights, see Section 7 of the Offer to Purchase.

     This will instruct you to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

                                SHARES TENDERED

[ ] If fewer than all Shares are to be tendered, please check the box and indicate below the aggregate number of Shares to be tendered by us.

                     _________________________________  Shares

Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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

                          PRICE (IN DOLLARS) PER SHARE
                       AT WHICH SHARES ARE BEING TENDERED

              IF SHARES ARE BEING TENDERED AT MORE THAN ONE PRICE, A SEPARATE INSTRUCTION FORM FOR EACH PRICE SPECIFIED
                                 MUST BE USED.

                              CHECK ONLY ONE BOX.
           IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED,
                      THERE IS NO VALID TENDER OF SHARES.
--------------------------------------------------------------------------------

              SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION

[ ] The undersigned wants to maximize the chance of having Primark Corporation purchase all the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, the undersigned hereby tenders Shares and is willing to accept the Purchase Price resulting from the Dutch Auction tender process. This action will result in receiving a price per Share of as low as $34.00 or as high as $41.50.

                 ---------------------------------------------

                                       OR

                 ---------------------------------------------

               SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, the undersigned hereby tenders Shares at the price checked. This action could result in none of the Shares being purchased if the Purchase Price for the Shares is less than the price checked. A shareholder who desires to tender Shares at more than one price must complete a separate Instruction Form for each price at which Shares are tendered. The same Shares cannot be tendered at more than one price.

        PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED:

[ ] $34.00   [ ] $35.00   [ ] $36.00   [ ] $37.00   [ ] $38.00   [ ] $39.00   [ ] $40.00   [ ] $41.00
[ ] $34.125  [ ] $35.125  [ ] $36.125  [ ] $37.125  [ ] $38.125  [ ] $39.125  [ ] $40.125  [ ] $41.125
[ ] $34.25   [ ] $35.25   [ ] $36.25   [ ] $37.25   [ ] $38.25   [ ] $39.25   [ ] $40.25   [ ] $41.25
[ ] $34.375  [ ] $35.375  [ ] $36.375  [ ] $37.375  [ ] $38.375  [ ] $39.375  [ ] $40.375  [ ] $41.375
[ ] $34.50   [ ] $35.50   [ ] $36.50   [ ] $37.50   [ ] $38.50   [ ] $39.50   [ ] $40.50   [ ] $41.50
[ ] $34.625  [ ] $35.625  [ ] $36.625  [ ] $37.625  [ ] $38.625  [ ] $39.625  [ ] $40.625
[ ] $34.75   [ ] $35.75   [ ] $36.75   [ ] $37.75   [ ] $38.75   [ ] $39.75   [ ] $40.75
[ ] $34.875  [ ] $35.875  [ ] $36.875  [ ] $37.875  [ ] $38.875  [ ] $39.875  [ ] $40.875


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

                                    ODD LOTS

     [ ] By checking this box, the undersigned represent(s) that the undersigned owned beneficially, as of the close of business on May 19, 1998, and continue(s) to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares (including Shares attributable to individual accounts under the Savings Plan, the Stock Purchase Plan and the PSSOP) and is tendering all of such Shares.

     THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDERS. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

Sign Here:
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                                  SIGNATURE(S)

Names(s):
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                             (PLEASE PRINT NAME(S))

Address(es):
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                               (INCLUDE ZIP CODE)


Dated:        , 1998
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                           TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER(S)

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